Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ANTERIS TECHNOLOGIES GLOBAL CORP.

Anteris Technologies Global Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.	The name of the Company is Anteris Technologies Global Corp. The Company's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 29, 2024 (the “Certificate”);

2.	The Board of Directors of the Corporation, by written consent of its sole member, has adopted a resolution proposing and declaring this Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) advisable;

3.	The Corporation has not received any payment for any of its stock;

4.	Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware by the director of the Company, this Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation; and

5.	This Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

The Certificate is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Anteris Technologies Global Corp.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 440,000,000 shares, consisting of 400,000,000 shares of Common Stock, par value $0.0001 per share, and 40,000,000 shares of Preferred Stock, par value $0.0001 per share.

FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SIXTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation.

Any repeal or modification of this Article Sixth will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Seventh. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer on this 30th day of August, 2024.

ANTERIS TECHNOLOGIES GLOBAL CORP.

By:	/s/ Wayne Paterson
Name: Wayne Paterson
Title: President, Treasurer and Secretary